Exhibit 99.3

Monster Worldwide to Webcast Investment Community Meeting

NEW YORK—October 28, 2009—Monster Worldwide, Inc. (NYSE: MWW) announced that its Investment Community Meeting will be webcast live through the Company’s Investor Relations website at http://ir.monster.com. The meeting will be held on Thursday, October 29, 2009 commencing at 8:30 a.m. Eastern Time and ending at approximately 1:30 p.m. Eastern Time, and will feature a review of third quarter 2009 financial results, management presentations and a product demonstration. The meeting will be available for replay approximately 3 hours after the live event at http://ir.monster.com.

Contacts

Investors: Robert Jones, (212) 351-7032, robert.jones@monsterworldwide.com
Media: Steve Sylven, (978) 461-8503, steve.sylven@monster.com

About Monster Worldwide

Monster Worldwide, Inc. (NYSE: MWW), parent company of Monster, the premier global online employment solution for more than a decade, strives to inspire people to improve their lives. With a local presence in key markets in North America, Europe, and Asia, Monster works for everyone by connecting employers with quality job seekers at all levels and by providing personalized career advice to consumers globally. Through online media sites and services, Monster delivers vast, highly targeted audiences to advertisers. Monster Worldwide is a member of the S&P 500 index. To learn more about Monster’s industry-leading products and services, visit www.monster.com. More information about Monster Worldwide is available at http://about-monster.com.